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                                                                   EXHIBIT 23.1





                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors and Stockholders
Tele-Communications International, Inc.:


We consent to the incorporation by reference in the Registration Statements (Nos. 333-16021 and 333-16023) on Form S-8 of Tele-Communications International, Inc. of our report dated March 20, 1998, relating to the consolidated balance sheets of Tele-Communications International, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Tele-Communications International, Inc.




                                                       KPMG Peat Marwick LLP





Denver, Colorado
March 23, 1998